                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                 FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
        OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number:  002-94209

                        FIRST EVERGREEN CORPORATION
            (Exact name of registrant as specified in charter)

 3101 W.  95TH STREET, EVERGREEN PARK, ILLINOIS 60805      (708) 499-7401
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                        COMMON STOCK, $25 PAR VALUE
         (Title of each class of securities covered by this Form)

                                   NONE
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]
Rule 12g-4a(a)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]
Rule 12h-3(b)(1)(i)      [X]
Rule 12h-3(b)(1)(ii)     [ ]
Rule 12h-3(b)(2)(i)      [ ]
Rule 12h-3(b)(2)(ii)     [ ]
Rule 15d-6               [X]

     Approximate number of holders of record as of the certification or
notice date:            0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Old Kent Financial Corporation, as the successor by merger to First

Evergreen Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  October 7, 1998            OLD KENT FINANCIAL CORPORATION
                                  (successor by merger to First Evergreen
                                   Corporation)


                                   By /S/ ALBERT T. POTAS
                                      Albert T. Potas
                                      Its Senior Vice President and
                                      Controller